EXHIBIT 99.1

DOCENT AND CLICK2LEARN STOCKHOLDERS APPROVE MERGER

MT. VIEW, CA and BELLEVUE, WA (March 18, 2004)—Click2learn, Inc. (NASDAQ: CLKS) and Docent, Inc. (NASDAQ: DCNT) today announced that their respective stockholders have approved and adopted the Agreement and Plan of Reorganization dated as of October 20, 2003 (as amended on November 13, 2003 and January 26, 2004) by and among Click2learn, Docent, Hockey Merger Corporation, Devil Acquisition Corp. and Canuck Acquisition Corp.

Pursuant to the Agreement and Plan of Reorganization, Canuck Acquisition Corp. will merge into Click2learn and Devil Acquisition Corp. will merge into Docent with the result that Click2learn and Docent will each become a wholly owned subsidiary of Hockey Merger Corporation In addition, each share of Click2learn common stock will be automatically converted into the right to receive .3188 shares of Hockey Merger Corporation common stock and each share of Docent common stock will be automatically converted into the right to receive .7327 shares of Hockey Merger Corporation common stock.

The Certificates of Merger will be filed today with the State of Delaware and the mergers will take effect at 7:00 p.m. eastern standard time on March 18, 2004.

Click2learn and Docent also announced that the new name of Hockey Merger Corporation will be SumTotal Systems, Inc. The new company will be launched on March 19, 2004 and will begin trading on the NASDAQ National Market under the ticker symbol SUMT.

About Click2learn

Click2learn (Nasdaq:CLKS—News) is the recognized leader in enterprise productivity solutions for Global 2000 organizations and government agencies seeking to improve business performance and workforce productivity. Using Click2learn’s Aspen Enterprise Productivity Suite(TM) and ToolBook authoring solution, many of the world’s best-known corporations improve sales force readiness, achieve and demonstrate regulatory compliance, improve speed and quality of customer service, and educate customers and partners, while at the same time realizing significant cost savings. Click2learn’s clients include such industry leaders as Accenture, American Airlines, AstraZeneca, Century 21, Fujitsu, Microsoft, Pfizer and Symantec. Based in Bellevue, Wash., with offices throughout the U.S., Click2learn (www.click2learn.com, 800.448.6543) also is represented in, Europe, Australia, Japan and India.

About Docent, Inc.

Docent, Inc. (Nasdaq:DCNT—News) is a leading provider of integrated software solutions proven to directly drive business performance through learning. Docent solutions for sales performance, product launch, channel effectiveness, customer education, compliance, ERP/CRM implementations, and other business priorities are enabled by the industry’s most comprehensive suite of business performance management applications, industry-specific content, and world-class services. Solutions are tailored to address the unique requirements of vertical markets, including government, life sciences, energy, high tech, telecommunications, financial services, retail and manufacturing.

Docent outperforms the industry in customer satisfaction benchmarks, delivering compelling and measurable ROI to blue chip customers such as Cingular Wireless, Harley-Davidson, Wachovia Corporation, Lucent Technologies, Kelly Services, Eaton Corporation, D&B, Halliburton, Rockwell Collins, and Bechtel Group, Inc. Docent partners with the world’s most prominent systems integrators and business process outsourcing providers, including Accenture, Exult, IBM Human Capital Solutions, Cap Gemini Ernst & Young and Deloitte Consulting. Docent is distinguished as a leader by Gartner in the 2003 e-Learning Suites and LMS Magic Quadrants, and by the META Group in the 2003 METAspectrum report on learning management system vendors. Docent is headquartered in Mountain View, California, with other offices throughout the United States, Europe and Asia-Pacific. For more information, visit www.docent.com.

Docent, Docent Enterprise and the marks relating to Docent products and services referenced herein are either trademarks and/or registered trademarks of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.